Exhibit 10.1

Master Retailer Agreement

This Master Retailer Agreement (this “Agreement”) is made effective as of January 1, 2014 (the “Effective Date”), by and between Sealy Mattress Company, an Ohio corporation (“Vendor”), and Mattress Firm, Inc., a Delaware corporation (“Retailer”).

WHEREAS, Retailer is engaged in the retail sale of mattresses, bedding and related products through physical store locations and online (the “Business”); and

WHEREAS, Retailer desires to sell and offer for sale one or more of Vendor’s products (collectively, the “Products”) in the operation of the Business;

In consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Authorized Retailer.   Subject to the terms and conditions of this Agreement, Vendor hereby appoints Retailer, and Retailer hereby accepts such appointment, as a non-exclusive authorized retailer of the Products for the term of this Agreement.

2.              Annual Merchandising Programs.  From time to time during the term of this Agreement, Vendor may agree to establish certain business development programs available to authorized retailers on an annual basis, including Retailer (each, an “Annual Merchandising Program”).  Vendor anticipates that these programs may be available in the future, although the terms of such programs may change over time in form and scope, or be eliminated depending on internal and external factors.  Participation in any such program is subject to Retailer’s compliance with the terms and conditions of this Agreement.  In the event of any conflict between the terms in this Agreement and the terms in an Annual Merchandising Program, the terms in the Annual Merchandising Program will govern.

3.              Products.

a.              From time to time during the term of this Agreement, Retailer may sell or offer for sale one or more of the Products at one or more physical store locations operated by Retailer or one or more websites operated by Retailer.  Absent any agreement to the contrary as part of an Annual Merchandising Program, Retailer has no obligation to sell any specified amount of the Products nor any obligation to offer the Products for sale in any particular store operated by Retailer.

b.              Retailer and Vendor shall mutually agree upon the Products available for sale through Retailer from time to time hereunder.  In any store offering Products for sale, Retailer agrees to keep a representative number of Product sample sets in good condition conspicuously displayed.  Retailer shall have the right to reject for any reason any Product line proposed to be offered.

c.               From time to time, Retailer and Vendor may develop and identify Products that shall be sold exclusively through Retailer and not available for retail sale to or through any other person or entity, including Vendor or other authorized retailers of Vendor.

d.              Vendor reserves the right: (i) to change the design of or modify any Product; (ii) to discontinue any Product; and (iii) to add new and additional products to its product lines, which products shall constitute Products for purposes of this Agreement.  Notwithstanding the foregoing, without prior written notice to Retailer, Vendor shall not modify any Product, including its contents, if such modification would render false or inaccurate any product description of such Product provided to Retailer or any of Retailer’s consumers.

4.              Customers.  Retailer will not sell or ship Products to any person or entity other than retail consumers (end-users of the product); provided that the foregoing shall not prohibit Retailer from selling or shipping Products to hospitals, charities, shelters or government entities or participating in government programs, but Retailer agrees to defend, indemnify and hold harmless Vendor from any claims related to any sale or shipment to any entities other than retail customers.

5.              Pricing.  Retailer shall purchase the Products from Vendor at the prices set forth in the applicable Annual Merchandising Program (the “Prices”).  Such Prices may be increased during the term of an Annual Merchandising Program following 90 days’ prior written notice to Retailer from Vendor.

6.              Order Processing.  As needed from time to time, Retailer shall order Products from Vendor by delivering written notice to Vendor specifying (i) the type and quantity of Products ordered, (ii) the location(s) to which such Products shall be delivered and (iii) the requested date(s) of delivery of such Products (such notice is referred to as a “Product Order”).  Vendor shall deliver Products as directed in the Product Order and shall be responsible for arranging shipment of such Products unless otherwise requested by Retailer.  Risk and title of Products shall pass to Retailer FOA Retailer’s warehouse, subject to Section 12 of this Agreement.  Vendor shall deliver Products within a designated period of time after the Product Order placement unless otherwise agreed by Retailer in writing.

7.              Payment Terms.  Vendor shall invoice Retailer within five days after shipment of Products purchased by Retailer.  Retailer shall pay the amount set forth on such invoice, unless disputed in good faith, as follows:  payment terms 2% discount for cash payment within 45 days of invoice date; net due 60 days from invoice date.  Retailer may reduce the aggregate gross amount on an invoice by 2% if it remits cash payment within 45 days of invoice date.

8.              Term; Termination.

a.              This Agreement will commence on the Effective Date and continue for a period of three years.

b.              Either party may terminate this Agreement or any Annual Merchandising Program established hereunder at any time upon 90 days written notice to the other party.  Additionally, either party may terminate this Agreement upon written notice in the event of a material breach by the other party, which such other party has failed to cure within 10 days of written notice thereof.

c.               Upon termination:

i.                  Retailer shall remit to Vendor within 30 days of the date of termination all sums due and payable for the Products purchased by Retailer prior to the date of termination, as such amount may be offset by any outstanding merchandise credit memorandum;

ii.               Vendor shall remit to Retailer the balance of any merchandise credit memorandum in immediately available funds within 30 days of the date of termination;

iii.            Retailer shall promptly cease and desist use of all Vendor intellectual property and shall cease and desist holding itself out in any way as an authorized retailer of the Products, provided that, unless Vendor repurchases Retailer’s inventory of the Products (including floor samples) at fair value, Retailer shall have the right to sell such Products and use Vendor’s intellectual property in connection therewith; and

iv.           Vendor shall be solely responsible for all customer warranty claims (excluding comfort exchanges) initiated after the date of termination.

d.              Notwithstanding Section 8.c.iii, Retailer shall have the right at any time and from time to time after the termination of this Agreement to sell Products that are returned to Retailer, and Vendor grants to Retailer a limited, royalty-free license to use Vendor’s trademarks specifically for such purpose.

9.              Subsidies /Co-op Advertising Allowance.

a.              In order to assist Retailer in the funding of advertising and marketing expenses related to the promotion of the Products, at the end of a time period specified by the parties, Vendor will accrue for co-operative advertising funds on Retailer’s behalf into internally held accounts an aggregate amount (the “Co-Op Funds”) equal to mutually agreed upon percentage of Retailer’s Net Purchases during such time period.  Such percentage and time period shall be set forth in the applicable Annual Merchandising Program.  Unless otherwise stated in an applicable Annual Merchandising Program, “Net Purchases” shall mean an amount equal to (a) the aggregate Prices for all Products ordered by Retailer during such calendar month, less (b) the aggregate Price of all Products returned to Vendor during such calendar month in accordance with Section 14(c), less (c) any floor sample purchases, and less (d) promotional discounts.  Within 15 days after the end of each specified time period, Vendor will issue to Retailer a merchandise credit memorandum for Retailer’s Co-Op Funds accrued during the time period.  At Retailer’s request, Vendor will provide supporting detail of the Dealer’s Net Purchases of Products during the time period on which co-operative advertising funds are accrued.

b.              The designated credit memorandum may be applied by Retailer to offset future payments for purchases of Product.  If any portion of a credit memorandum remains available at the expiration of this Agreement, unless the parties agree to extend this Agreement or enter into a new Master Retailer Agreement, Vendor shall remit such unused portion of the credit memorandum to Retailer in immediately available funds within 30 days after the termination of this Agreement.

10.       New Store Funds from Mattress Vendors.

a.              If Retailer purchases mattresses from Vendor, for each new retail store opened by Retailer during the term of this Agreement at which Vendor’s products are to be sold, Vendor will, within 10 days after Vendor’s receipt of Retailer’s initial floor sample order for such store, pay Retailer a mutually agreed upon amount as set forth in the applicable Annual Merchandising Program (a “New Store Incentive”) in the form of, in Retailer’s sole discretion, a merchandise credit memorandum, Store Support (defined below) or cash, or any combination of the foregoing.

b.              Notwithstanding the foregoing, Vendor will not be obligated to pay Retailer a New Store Incentive for any store that is opened within a two mile radius of a store that had been closed by Retailer within the six months prior to the opening of the new store; provided that if Retailer opens more than one new store within such defined area during such six month period, Vendor shall be obligated to pay the New Store Incentives in respect of all such other new stores.  Additionally, Vendor shall not be obligated to pay Retailer a New Store Incentive for any new store at which Products are not initially sold; provided that such New Store Incentive shall become due and payable in the event that Products are subsequently sold at such store.

c.               If Retailer obtains a new store by acquisition or assignment (each, an “Acquired Store”) and the prior owner or operator of such store offers Vendor’s Products for retail sale at the time of such acquisition or assignment, Vendor shall not be obligated to pay Retailer a New Store Incentive for such store.  Vendor shall be obligated to pay Retailer a New Store Incentive for any other Acquired Store that does not offer Vendor’s Products at the time of acquisition or assignment.

d.              If any new retail store is not opened within 90 days of the issuance of a New Store Incentive for such retail store, Retailer agrees to refund such New Store Incentive or, at Retailer’s discretion, instruct Vendor to reduce the next succeeding credit memorandum by an amount equal to the New Store Incentive.

e.               In the event that, prior to the applicable NSF Accrual Date (as defined below), (i) this Agreement is terminated or expires, (ii) a new store for which Retailer received a New Store Incentive is closed or ceases to offer Products for sale for a consecutive three month period or (iii) an Acquired Store for which Retailer received an Acquired Store Incentive is closed or ceases to offer Products for sale for a consecutive three month period (each, a “Refund Triggering Event”), Retailer shall will refund a pro-rated amount of all applicable New Store Incentive(s) or Acquired Store Incentive(s) based on the number of months between the Refund Triggering Event and the NSF Accrual Date.  Such amount will be paid to Vendor within 30 days of the Refund Triggering Event.  For purposes of this Agreement, “NSF Accrual Date” means the day that is 36 months after such New Store Incentive or Acquired Store Incentive was paid.

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12.       Floor Sample Discounts.  Retailer may purchase Products to be used as floor samples at a mutually agreed upon discount off of the Prices (the “Discounted Prices”), as set forth in the applicable Annual Merchandising Program.  At Vendor’s discretion, replacement Products ordered for use as floor samples for exising lines may be purchased at such Discounted Prices.  Retailer may purchase Products to be used as floor samples for any new line introduced by Vendor at Discounted Prices.  Retailer shall specify in the Product Order for such Products that such Products will be used as floor samples.

13.       Volume Rebate Funds.  Vendor will accrue and award volume rebate funds to Retailer on an agreed upon time period during the term of this Agreement as set forth in the applicable Annual Merchandising Program.  The volume rebates will be paid in the form of a merchandise credit memorandum within 30 days after the end of the agreed upon time period.

14.       Warranty; Return Allowance.

a.              Vendor hereby warrants to Retailer that all Products purchased by Retailer, whether for use as floor samples, for resale or otherwise, from Vendor shall be covered by the terms of a limited written warranty issued by Vendor.

b.              Each month, if set forth in the applicable Annual Merchandising Program, Vendor shall provide a credit to Retailer in a mutually agreed upon amount (the “Return Credit”), which Return Credit shall be the limit of Vendor’s responsibility for defective or returned Products except as set forth in Section 14(e).  Retailer shall be responsible for either issuing a refund to the customer or making a Product replacement otherwise agreed upon by Retailer and such customer.  The Return Credit shall be issued on a monthly basis within 15 calendar days after the end of the applicable month.  Except as set forth in Section 14(c) or the Annual Merchandising Program, Vendor is not required to pick up or take back any defective or returned Products.

c.               Retailer has the right to reject defective Products or misdeliveries (including in respect of floor samples) at the point of receipt, and such returns will be taken back by Vendor.  Notwithstanding Section 14(b), serial failures and company recalls will be excluded from the Return Credit and accepted for return by Vendor.  In the case of Products rejected at the point of receipt or returned in connection with serial failures or company recalls, Retailer shall receive a merchandise credit memorandum in an amount equal to 100% of the Price paid by Retailer for such returned Products.

d.              Retailer has the right to immediately discontinue offering any Product for sale if the rate of return for such Product equals or exceeds an agreed upon percentage following an agreed upon period of time. In such event, Vendor shall take back, at cost plus delivery charges, all inventory of such Product held by Retailer, including floor samples.

e.               Notwithstanding anything contained in this Agreement or any Annual Merchandising Program to the contrary, in the event that Retailer reasonably determines Products are not built to specifications (including component quality and specifications) or fail to conform to Vendor’s limited written warranty, Retailer shall notify Vendor in writing of such defects or failures.  Promptly following such written notice, Vendor shall take back, at Vendor’s expense, all Products of the same line as the defective or non-conforming Products that remain in Retailer’s inventory, and Retailer shall not be obligated to take any further delivery of such Product line.  All Products returned under this Section 14(e) shall be applied against any wholesale volume purchase commitments of Retailer, if any.

15.       Brand Standards; Minimum Advertised Price.

a.              Retailer agrees to comply with any marketing or online advertisement requirements established by Vendor and generally applicable to other authorized retailers of the Products as well as any brand standards or other requirements or criteria relating to the display, marketing or sale techniques regarding the Products.  All such requirements and standards shall be referenced in the applicable Annual Merchandising Program.

b.              Retailer will keep all displayed floor samples well-maintained and clean.

c.               Retailer will use the most current displays and point-of-sale materials provided by Vendor.

d.              Retailer acknowledges that Vendor may have a Minimum Advertised Price (“MAP”) Policy in place, and, if so, Vendor shall provide Retailer with a current copy of such MAP Policy.

16.       Product Details; Trademark License.

a.              For each Product, Vendor shall provide to Retailer a full description of the features and benefits of each such Product, a complete list of such Product’s specifications and a picture for display of such Product.  Retailer shall incorporate such descriptions and pictures on the website(s) in connection with each Product offered online and, as applicable, into any print advertisement.

Retailer shall not materially alter any such description without Vendor’s prior written consent.

b.              Vendor may, from time to time, reasonably request changes or revisions to a website or any pages of a website that is controlled by Retailer and which references, depicts or describes the Products or Retailer’s relationship to Vendor, which requested changes or revisions shall be considered by Retailer in good faith and, unless unreasonable, incorporated promptly in the applicable website.

c.               Vendor hereby grants to Retailer a non-exclusive, royalty-free license to use such descriptions and pictures in connection with the authorized sale and promotion of Products during the term of this Agreement.  Additionally, Vendor grants to Retailer a non-exclusive, royalty-free license to use Vendor’s trademarks, trade names, images and Vendor-provided promotional materials in connection with the authorized sale and promotion of Products during the term of this Agreement.

17.       Store Support.  From time to time, at Vendor’s cost, Vendor shall provide Retailer with the store support identified in the applicable Annual Merchandising Program, which may include promotional materials, “Comfort By Color” materials (including costs of colored foot protectors, pillow shams, headboards and graphic displays), display cases and other materials reasonably requested by Retailer to assist with store operations, appearance and sale performance.

18.       Training.  Vendor shall provide Product training to Retailer’s sales associates prior to the roll-out of any new Products, as well as from time to time, as reasonably requested by Retailer.

19.       Indemnification.

a.              Vendor shall indemnify and hold harmless Retailer and its officers, directors, shareholders, members, partners and employees from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.                  the authorized use by Retailer of Vendor’s intellectual property;

ii.               the authorized use of promotional materials and other information provided by Vendor, including in training sessions;

iii.            any material breach of this Agreement by Vendor; or

iv.           Product liability claims.

b.              Retailer shall indemnify and hold harmless Vendor and its officers, directors, shareholders, members, partners and employees from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.                  Retailer’s unauthorized use of Vendor’s trademarks, promotional materials, and other information provided by Vendor, including in training sessions;

ii.               customer warranty claims for comfort exchanges; or

iii.            any material breach of this Agreement by Retailer; or

iv.           Any claim arising out of shipment and/or sale to third parties other than retail customers as outlined in Section 4.

20.       Expenses.  Except as otherwise expressly agreed herein, each party will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

21.       Relationship of the Parties.   Vendor and Retailer are independent contractors and neither shall represent itself as having any power to bind the other or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party to this agreement. Nothing contained in this Agreement shall be deemed to establish a relationship of principal and agent between Vendor and Retailer, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Vendor and Retailer as partners, or to create any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party.

22.       Support of Mattress Firm Foundation.   From time to time, Retailer may request that Vendor contribute a portion of the proceeds of Retailer’s Product purchases to the Mattress Firm Foundation, a Texas 501(c)(3) corporation.  If Vendor elects to make such contribution, the contribution shall be made directly to the Mattress Firm Foundation and not paid to Retailer.  The portion of such proceeds and any other donations that Vendor will make to the Mattress Firm Foundation shall be specified in the applicable Annual Merchandising Program.

23.       Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:

a.              Such party is duly organized, validly exists and is in good standing under the laws of its jurisdiction of organization.

b.              Such party is authorized to execute and perform this Agreement and any applicable Annual Merchandising Program established hereunder.

c.               Such party has had the opportunity to retain independent counsel regarding its obligations and commitments hereunder.

d.              The performance of this Agreement or any Annual Merchandising Program established hereunder by such party will not conflict with or violate any material agreement, arrangement or commitment, whether written or oral, with any third party.

24.       Confidentiality.  During the term of this Agreement and for a period of three years after its expiration or termination, each party agrees to keep confidential and not to use or to disclose to any third party the terms of this Agreement and any Annual Merchandising Program established hereunder, any sales information, documents, files, trademarks, contracts, drawings, data, computer programs, specifications, processes, designs, formulas, techniques, methods, creative ideas, inventions, confidential information, proprietary information and trade secrets concerning the products or services of the other party, and any other information which if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential.  Notwithstanding the foregoing, a party may disclose confidential information to the extent required by applicable law, securities regulation or subpoena.

25.       Non-Solicitation.  Each party hereby covenants and agrees that during the term of this Agreement, and for a period of one year thereafter, the parties shall not directly or indirectly solicit, hire or otherwise retain or engage, whether as an employee, independent contractor or otherwise, any employee or other personnel of the other party without first gaining permission from the other party. If either party hires an employee from the other, the hiring party shall pay a fee of $10,000 to the other party.

26.       Notices.  All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

Retailer:	Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023

Vendor:	Sealy Mattress Company

27.       Governing Law.  This Agreement shall be governed by the laws of the state of Texas without giving effect to the conflicts of laws principles thereof.  Any dispute shall be litigated in the state or federal courts located in the State of Texas to whose exclusive jurisdiction the parties hereby consent. For purposes of establishing jurisdiction in Texas under this Agreement, each party hereby waives, to the fullest extent permitted by applicable law, any claim that:  (i) it is not personally subject to the jurisdiction of such court; (ii) it is immune from any legal process with respect to it or its property; and (iii) any such suit, action or proceeding is brought in an inconvenient forum.

28.       Amendment; Assignment.  Except as expressly set forth herein, this Agreement may be amended or modified only by written agreement signed by both parties.  Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to an affiliate without the other party’s prior written consent.  The merger or change of control of either party shall not constitute an assignment of this Agreement to the surviving entity or successor in violation of this Section 25.

29.       Counterparts.  This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

30.       Waiver.  No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

31.       Severability.  The provisions of this Agreement are fully severable and the invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

32.       Entire Agreement.  This Agreement, the applicable Annual Merchandising Program then in effect, if any, and any other policies or terms and conditions referenced in the Agreement or an Annual Merchandising Program constitute the entire agreement between the parties and sets forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Sealy Mattress Company		Mattress Firm, Inc.

By:	/s/ Dale E. Williams	By:	/s/ Craig McAndrews
Name:	Dale E. Williams	Name:	Craig McAndrews
Title:	Executive Vice President and CFO	Title:	EVP Merchandising
Date:	July 11, 2014	Date:	July 10, 2014